Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA ANNOUNCES PUBLICATION OF BUCINDOLOL DATA IN CIRCULATION:

HEART FAILURE

Data from the clinical study BEST indicate that in the study norepinephrine lowering and clinical therapeutic responses to bucindolol were strongly influenced by alpha-2C-

adrenergic receptor genotype

Data suggest potential use of genetic biomarkers to define which patients are most likely to respond to the pharmacologically unique beta-blocker bucindolol

Broomfield, CO, January 20, 2010 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically targeted therapies for heart failure and other cardiovascular disease, today announced that the paper “An alpha-2C-Adrenergic Receptor Polymorphism Alters the Norepinephrine Lowering Effects and Therapeutic Response of the Beta Blocker Bucindolol in Chronic Heart Failure” was published in the January 2010 edition of the peer-reviewed journal Circulation: Heart Failure (http://circheartfailure.ahajournals.org). The paper concludes that in the Beta-Blocker Evaluation of Survival Trial (BEST) adrenergic polymorphism substudy, the norepinephrine lowering and clinical therapeutic responses to bucindolol were strongly influenced by the alpha-2C adrenergic receptor genotype.

“These data indicate that in heart failure patients in the study, the norepinephrine lowering effects of bucindolol are under genetic control, and that the degree of lowering may be kept in a therapeutic range by baseline screening using alpha-2C-adrenergic receptor genetic biomarkers,” said Michael R. Bristow, President and Chief Executive Officer of ARCA. “Furthermore, we believe alpha-2C-receptor genetic biomarkers may be combined with the already reported beta1 receptor position 389 genetic biomarkers to define which patients are most likely to respond to this pharmacologically unique beta-blocking agent.”

Adrenergic activation as most commonly measured by systemic venous norepinephrine levels is an important determinant of outcomes in chronic heart failure. Adrenergic activity is generally thought to be regulated in part by cardiac prejunctional alpha-2C-adrenergic receptors, which exhibit genetic variation in humans. Bucindolol is a novel beta-adrenergic receptor blocking agent that lowers systemic norepinephrine in heart failure patients and thus is also a sympatholytic agent. This BEST substudy investigated whether alpha-2C-adrenergic receptor polymorphisms affected sympatholytic effects of bucindolol in patients with heart failure. In this study, patients who were homozygous for, or carried only, the wild type (“Ins”) alpha-2C- receptor gene (87% of the total) had mild reductions in norepinephrine, which were associated with clinical therapeutic responses that were enhanced compared to the entire cohort investigated in the substudy. In contrast, the 13% of patients who carried a deletion (“Del”) polymorphism in the alpha-2C-receptor gene had much greater degrees of norepinephrine lowering, which compromised clinical efficacy.

About GencaroTM

GencaroTM (bucindolol hydrochloride) is a pharmacologically unique beta-blocker and mild vasodilator being developed for the treatment of chronic heart failure (HF). Gencaro is an oral tablet formulation, dosed twice daily. Gencaro is considered part of the beta-blocker class because of its property of blocking beta-1 as well as beta-2 receptors in the heart, preventing these receptors from binding with other molecules that would otherwise activate the receptor. Because of its mild vasodilator effects, the Company believes Gencaro is well-tolerated in patients with advanced HF.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically targeted therapies for heart failure and other cardiovascular disease. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for heart failure. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted heart failure treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the impact of genetic biomarkers on patient response to Gencaro and the use of such biomarkers to predict therapeutic response. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the Company’s ability to complete a strategic transaction to support the continued development Gencaro, and/or obtain additional financing; the Company’s ability to identify, develop and achieve commercial success for products and technologies; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2008, the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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